Exhibit 4.5
Deed of Indemnity and Insurance
Telix Pharmaceuticals Limited
ACN 616 620 369
and
insert Officer name

Table of Contents

Table of Contents			2

1	Definitions and Interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	6

2	Indemnity		7

	2.1	General indemnity	7
	2.2	Continuing indemnity	7
	2.3	Additional indemnity	8

3	Conduct and obligations		8

	3.1	Notification	8
	3.2	Advancement or payment of costs	8
	3.3	Proceedings	9
	3.4	Legal representation	9
	3.5	Officer’s obligations	10

4	Insurance		10

	4.1	Obligation to maintain D&O Policy	10
	4.2	Terms and conditions of Policy	10
	4.3	Obligations of Officer	11
	4.4	Obligations of Company	11

5	Taxation and costs		11

	5.1	Taxation and duty	11
	5.2	Costs	11

6	General		11

	6.1	Governing law and jurisdiction	12
	6.2	Counterparts	12
	6.3	Unenforceable provision	12
	6.4	Survival	12
	6.5	Further action	12
	6.6	Exclusion of moratoria	12
	6.7	Variation and waiver	12
	6.8	Notices	12
	6.9	Entire Agreement	13

Execution Page			14
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Deed of Indemnity and Insurance

This deed is made on                            between the following parties:

Telix Pharmaceuticals Limited ACN 616 620 369 of 55 Flemington Road, North Melbourne VIC 3051 Australia (the Company); and

[name] of [address] (the Officer).

Background	(A)The Officer was determined as being an officer of the Company or Relevant Company (as the case may be) as of the Appointment Date.

(B)In consideration of the Officer agreeing to act in his or her capacity as an officer of the Company or Relevant Company (as the case may be), the Company agrees to:

(i)indemnify the Officer against Liabilities incurred while acting as officer of the Company or Relevant Company (as the case may be); and

(ii)maintain a D&O Policy,

on the terms contained in this deed.
This deed witnesses that in consideration of, among other things, the mutual promises contained in this deed, the parties agree as follows:
1    Definitions and Interpretation

1.1    Definitions
In this deed:

Defined term	Meaning

Affiliate	has the meaning as defined under the 15 U.S Code.

Appointment Date
the date the Officer was appointed an officer or key management personnel of the Company (as defined under AASB 124, in section 9 of the Corporations Act or other applicable laws or regulations), or as an officer of Relevant Company (as the case may be).

Board	the board of directors of the Company.

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Defined term	Meaning

Business Day	a day other than a Saturday, Sunday, bank holiday or public holiday in Melbourne, Victoria.

Claim
(a)    any legal proceeding, administrative proceeding, arbitral proceeding, investigation or enquiry, mediation, or other form of alternative dispute resolution, arising out of or in connection with any act or omission by the Officer or otherwise involving the Officer in their capacity as an officer; and
(b)    any written or oral threat, complaint or demand or other circumstances that might reasonably lead to the Officer considering that any proceedings set out in paragraph (a) will be commenced.

Constitution	the Company’s constitution as amended, varied or replaced from time to time.

Corporations Act	the Corporations Act 2001 (Cth).

D&O Policy	a policy of insurance insuring the Directors and Officer (amongst others) against liability in their capacity as Director and/or officer of the Company and its Related Bodies Corporate.

Group Entities	the Company and any Subsidiary or Affiliate of the Company.

Liability
a liability of any kind (whether actual or contingent and whether fixed or ascertained) including costs, damages, fees, expenses, and including whether the costs and expenses are incurred in connection with any investigation or inquiry by a government agency or liquidator.

officer	has the meaning given to it for the purposes of the Corporations Act.

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Defined term	Meaning

Permitted Purpose
(a)    defending or responding to an action or proceeding (or preparing to defend an action or proceeding which the Officer has reason to believe will be brought against them) which relates to an act or omission of the Officer in providing services in their capacity as an officer of the Company or Relevant Company (as the case may be) during the Relevant Period;
(b)    appearing before an inquiry or hearing of a Regulatory Body (or preparing for an inquiry or hearing of a Regulatory Body) where the Officer has reason to believe that the Officer will be required to appear before that inquiry or hearing relating to an act or omission of the Officer in providing services in their capacity as an officer of the Company or Relevant Company (as the case may be) during the Relevant Period;
(c)    conducting or preparing to conduct an action or proceeding which the Officer in good faith proposes to bring relating to an act or omission of the Officer in providing services in their capacity as an officer of the Company or Relevant Company (as the case may be) during the Relevant Period; or
(d)    any other purpose which the Company has provided written consent.

Proceedings
(a)    any investigation, hearing, inquiry or review undertaken by a court, arbitrator, mediator or tribunal, governmental, administrative or Regulatory Body, or public authority; and
(b)    any procedural step relating to such a hearing, conference, dispute, inquiry or investigation, under or in respect of which the Officer is being examined or is involved because the Officer is or was an officer of the Company or a Relevant Company (as the case may be) in the Relevant Period.

Protection Period
in relation to the Company and each Relevant Company (as the case may be) the period commencing on the Appointment Date and ending on the later of:
(a)    the date which is 7 years after the Officer ceases to hold office as an officer of the Company or the Relevant Company (as the case may be); and
(b)    the date any Proceedings commenced during the period specified in paragraph (a) have been finally resolved.

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Defined term	Meaning

Regulatory Body
an entity constituted under the laws of Australia or any other jurisdiction which has the power to regulate the conduct and affairs of a Group Entity and the Officer and shall include (without limitation) the Australian Securities and Investment Commission, the Australian Competition and Consumer Commission and the Australian Tax Office.

Related Body Corporate	has the meaning given to it in section 50 of the Corporations Act, and includes a Subsidiary and an Affiliate.

Relevant Company	each Related Body Corporate of the Company of which the Officer is considered an officer from time to time.

Relevant Period	the period commencing on the Appointment Date and ending on the date the Officer ceases to act as an officer of the Company or the Relevant Company (as the case may be).

Subsidiary	has the meaning given in section 9 of the Corporations Act and refers to any corporation which before, at or after the date of this deed was, is or becomes a Subsidiary of the Company.

1.2    Interpretation
In this deed, unless the context requires otherwise:
(a)    terms used from the Corporations Act have the meaning given under section 9 of the Corporations Act;
(b)    words importing the singular include the plural and vice versa;
(c)    words importing a gender include any gender;
(d)    a reference to a thing (including, but not limited to, a right) includes any part of that thing;
(e)    a reference to a right includes a remedy, power, authority, discretion or benefit;
(f)    other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;
(g)    a reference to a clause or party is a reference to a clause of, and a party to, this deed;
(h)    a reference to a document or deed includes all amendments or supplements to, or replacements or novations of, that document or deed;
(i)    a reference to the Officer includes the Officer’s personal representatives;
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(j)    a reference to a statute, legislation, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;
(k)    a reference to a party to a document includes that party’s successors and permitted assignees;
(l)    a rule of construction does not apply to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it; and
(m)    if a day for payment upon which an obligation must be performed is not a Business Day the payment is due on the next Business Day.
2    Indemnity

2.1    General indemnity
(a)    To the maximum extent permitted by law, the Company indemnifies the Officer on a full indemnity basis, with effect from the Appointment Date and on the terms set out in this deed, against:
(i)    all Liabilities incurred by the Officer as an officer of the Company or of a Related Body Corporate;
(ii)    all Liabilities incurred by the Officer in relation to actual, threatened or potential Proceedings; and
(iii)    subject to clause 2.1(b), all Liabilities incurred by the Officer in the Officer’s capacity as an officer of the Company or of a Related Body Corporate for Proceedings brought by the Officer against third parties in order to protect the Officer’s interests or reputation. This indemnity includes, without limitation, a liability for reasonable legal costs on a solicitor and own-client basis.
(b)    The Company will only indemnify the Officer under clause 2.1(a)(iii) if the Officer first obtains the written consent of the Board which:
(i)    must not be unreasonably withheld or delayed; and
(ii)    may be provided subject to any conditions the Board considers appropriate (acting reasonably) including, without limitation, as to the treatment of all or any damages or other compensation received by the Officer in respect of any Proceedings.
2.2    Continuing indemnity
(a)    The indemnity in clause 2.1 is an irrevocable, unconditional, continuing and principal obligation of the Company despite:
(i)    the resignation or removal of the Officer as an officer of the Company;
(ii)    the settlement of any dispute between the Officer and the Company or a third party;
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(iii)    any amendment or variation to, or replacement of, the Constitution;
(iv)    any intermediate payments, settlement of accounts or payments;
(v)    laches, acquiescence or delay on the part of the Officer;
(vi)    the death, bankruptcy, insolvency or liquidation of any person or corporation; or
(vii)    the occurrence of any other thing, including any other thing which might otherwise affect the indemnity whether at law or in equity, and remains in full force and effect until released by the Officer.
(b)    The Company shall not be obliged to indemnify the Officer under this deed where the Officer fails to perform any of the obligations set out in clause 3.5 to the material prejudice of the Company.
(c)    The indemnity in clause 2.1 enures to the benefit of the Officer’s estate.
2.3    Additional indemnity
The indemnity in clause 2.1 is in addition to any indemnity contained in the Constitution from time to time.
3    Conduct and obligations

3.1    Notification
The Officer must give notice to the Company as soon as reasonably practicable after the Officer becomes aware of any facts, matters, circumstances, or any threatened or pending Claim against the Officer or decision to make a Claim against a third party, which could give rise to a Claim for indemnification under this deed.
3.2    Advancement or payment of costs
(a)    On the Officer’s request, the Company will advance to or pay on behalf of the Officer, reasonable costs incurred or expected to be incurred by the Officer (whether legal or otherwise) in connection with Proceedings on terms determined by the Board except that any such advance will be interest free and on an unsecured basis.
(b)    The Officer must furnish the Company with invoices or other relevant evidence satisfactory to the Company of the costs incurred or expected to be incurred for the purposes of clause 3.2(a).
(c)    If the Company has advanced an amount for costs under clause 3.2(a), the amount of the advance will be in part satisfaction of the Company’s obligation to indemnify the Officer and will cease to be repayable unless it is subsequently found that the Officer was not entitled to be indemnified for those costs.
(d)    If the Officer has a right of recovery from a third party in respect of some or all of the Liabilities, the Officer must use best efforts to exercise the right of recovery within 10 days of payment being received and account to the Company for any such amount.
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(e)    If the Company has advanced or otherwise paid an amount under clause 3.2(a) and it is subsequently found that the Officer was not entitled to the advancement or payment of those costs, the Officer must repay this amount to the Company within 30 days of a request from the Company being received by the Officer.
3.3    Proceedings
(a)    The Company may:
(i)    assume the conduct, negotiation or defence of a Claim;
(ii)    institute legal proceedings (including a counterclaim or cross claim) in relation to a Claim; and
(iii)    subject to clause 3.4, retain lawyers to act on behalf of both the Company and the Officer in relation to the Claim, and, when it does so, the conduct of the claim will be under the management and control of the Company or its insurers (acting reasonably).
(b)    The Company must:
(i)    notify the Officer as soon as reasonably practicable if it intends to take any action under clause 3.3(a);
(ii)    consider the reputation of the Officer in acting under clause 3.3(a); and
(iii)    not unreasonably withhold or delay its decision under clause 3.3(b)(ii).
(c)    If the Company does not elect to take control of the conduct of proceedings under clause 3.3(a), the Officer must ensure that the Company is kept fully informed of any actual or proposed developments (including, without limitation, any meetings) and is provided with copies of all material correspondence and documentation relating to such third party Claim or action, and such other information, assistance and access to records and personnel as the Company reasonably requires, other than any correspondence, documents or information to which any legal professional privilege attaches for the benefit solely of the Officer.
3.4    Legal representation
(a)    The Officer may obtain independent legal representation in respect of the conduct, negotiation or defence of any advice, Claim or Proceeding against the Officer as a result of or arising from being an officer of the Company or a Related Body Corporate.
(b)    The Company will reimburse the Officer within 10 days of receipt of a written request for reimbursement from the Officer for expenses payable by the Company under this deed to the extent that those expenses are:
(i)    reasonable and incurred prior to the Company assuming conduct of the Claim;
(ii)    incurred with the Company’s prior written authority (which must not be unreasonably withheld or delayed); and
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(iii)    reasonable and incurred where it could be reasonably expected that a conflict between the interests of the Officer and the Company (or a Related Body Corporate) would arise should the same lawyers act on behalf of both parties.
3.5    Officer’s obligations
To the extent permitted by law, the Officer must:
(a)    give notice to the Company promptly on becoming aware of any claim, or any circumstances which could reasonably be expected to give rise to any claim, that may give rise to a right for the Officer to be indemnified under this deed;
(b)    take any reasonable action to avoid, resist, dispute, bring an appeal in, compromise or defend any Claim;
(c)    not make an admission of liability or payment in respect of or settle or compromise any Claim without the Company’s prior written consent (which must not be unreasonably withheld or delayed);
(d)    render all reasonable assistance to the Company in the conduct of any Claim, including (but not limited to) providing documents, authorities and directions that the Company requires to prosecute or advance any cross claim or counterclaim; and
(e)    on request by the Company, do anything reasonably necessary or desirable to enable the Company (so far as possible) to be subrogated to and enjoy the benefits of the Officer’s rights in relation to any cross-claims or any Claims against any third party and render any assistance that is reasonably requested by the Company for the purpose, and the Company is not obliged to indemnify the Officer under this deed or otherwise where the Officer fails to perform any of these obligations to the material prejudice of the Company.
4    Insurance

4.1    Obligation to maintain D&O Policy
(a)    Subject to clause 4.2 and to the extent permitted by law, the Company must:
(i)    at all times during the Protection Period maintain a D&O Policy consistent with clause 4.2; and
(ii)    not undertake any actions which will, or is likely to, reduce or invalidate the cover under the D&O Policy, other than making a claim.
4.2    Terms and conditions of Policy
(a)    Subject to law, the terms of the D&O Policy must, to the extent that such a policy is available from a reputable insurance company at reasonable commercial rates:
(i)    cover the Liabilities which may be incurred by the Officer during the Protection Period arising from the Officer acting as an Officer of the Company;
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(ii)    provide for the terms, conditions, exclusions and additional cover (including premiums, insuring clauses, exclusions and excess amounts) as are reasonably appropriate for a company of similar industry and annual revenue; and
(iii)    be on terms which are not materially less favourable or at least as comprehensive as the insurance policies provided to the then current directors and officers of the Company from time to time during the Protection Period.
4.3    Obligations of Officer
(a)    The Officer undertakes to comply with the obligations and requirements provided for under the D&O Policy and to take reasonable steps to enable the Company to maintain the D&O Policy under this deed.
(b)    The Officer undertakes to disclose to the Company all known relevant matters which may lead to a claim being made against the Company or the Officer, as soon as practicable after becoming aware of such matters.
(c)    To the extent required to comply with its disclosure obligations in relation to the D&O Policy, the Company will seek information from the Officer within a reasonable period before the renewal of the policy.
(d)    The Officer acknowledges that negotiations undertaken by the Company on the terms of the D&O Policy may result in the insurer varying the terms of the D&O Policy.
4.4    Obligations of Company
(a)    The Company must provide the Officer with a copy of the D&O Policy and certificate of insurance upon request by the Officer.
(b)    The Company must:
(i)    to the maximum extent permitted by law, pay the cost of any premiums under the D&O Policy; and
(ii)    notify the Officer upon becoming aware that the D&O Policy has been cancelled, not renewed, or there is a material reduction in the terms of the D&O Policy.
5    Taxation and costs

5.1    Taxation and duty
(a)    If a government authority imposes any tax on a sum paid to the Officer under this deed, then the Company or the Relevant Company (as the case may be) must increase the amount paid to the Officer so that the net amount to which the Officer becomes entitled after deduction of all applicable taxes is equal to that which would have been payable under the deed had no such tax been imposed.
(b)    The Company or the Relevant Company (as the case may be) must pay any stamp duty chargeable on this deed.
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5.2    Costs
Each party must bear its own costs of negotiating, preparing and executing this deed.
6    General

6.1    Governing law and jurisdiction
This deed is governed by the laws of Victoria, Australia and each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.
6.2    Counterparts
This deed may be executed in counterparts. All executed counterparts constitute one document.
6.3    Unenforceable provision
If a provision in this deed is wholly or partly invalid or unenforceable in any jurisdiction, the provision or part of it that is invalid or unenforceable must, to that extent and in that jurisdiction, be treated as deleted from this deed. Any provision removed under this clause 6.3 does not affect the validity or enforceability of the remaining provisions in that jurisdiction or any other jurisdiction.
6.4    Survival
Each obligation of confidence and indemnity in this deed is a continuing obligation, separate and independent from the other obligations and survives termination of this deed for any reason.
6.5    Further action
Each party must, at its own expense, do all things reasonably necessary (including executing all documents) to give full effect to this deed and the transactions contemplated by it.
6.6    Exclusion of moratoria
Any statute, moratorium or other governmental order that prejudicially affects the rights, powers or discretions of the parties under this deed does not apply to this deed unless the application is mandatory.
6.7    Variation and waiver
(a)    This deed may only be varied in writing signed by each party.
(b)    A party does not:
(i)    waive a right, power, or remedy unless it does so in writing and any such waiver is only effective for the specific instance for which it is given; or
(ii)    waive a right, power, or remedy if it fails to exercise or delays in exercising the right, power or remedy.
(c)    A single or partial exercise of a right by a party does not prevent another further exercise of that right, power, or remedy.
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6.8    Notices
Any notices or other communications under this deed must be in writing addressed to the recipient as detailed on this deed and hand delivered or sent by prepaid post or facsimile to the number as specified to the sender by notice.
6.9    Entire Agreement
This deed embodies the entire agreement between the parties with respect to the subject matter of this deed and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter of any term of this deed.
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Execution Page

EXECUTED AS A DEED

Executed by Telix Pharmaceuticals Limited ACN 616 620 369 in accordance with the Corporations Act 2001 (Cth) by being signed by the following officers:

Director Christian Behrenbruch	~~Director~~/Secretary Genevieve Ryan

Name (please print)	Name (please print)

Signed, sealed and delivered by insert officer name in the presence of:

Insert Officer name	Witness

Name (please print)
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